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                                                                    Exhibit 99.1

                                  PRESS RELEASE
                                  -------------

                          Unitog Sells to Cintas Corp.

                  Kansas City, Missouri, January 11, 1999--Unitog Company (NASDAQ:UTOG) today announced that it has entered into a definitive agreement with Cintas Corporation to be acquired in a stock merger in which each share of Unitog would be exchanged tax-free for $38.00 of Cintas stock, subject to adjustment as described below. The merger has been approved by the Boards of Directors of both companies and is expected to be completed by April 30, 1999.

                  The agreement provides for Unitog Common Stock to be exchanged for Cintas common stock using a conversion formula based on the average market price of Cintas common stock for a period of 20 trading days prior to closing. Under the formula, if the average market price of Cintas during the 20-day trading period is between $52.00 and $66.434 per share, each share of Unitog stock would be exchanged for $38.00 of Cintas stock. If the market price of Cintas stock is greater than $66.43 during the 20-day measurement period, then the value of each share of Unitog stock increases, based upon a graduated scale. The agreement calls for environmental testing of nine Unitog properties and certain environmental conditions could impact the price. (An illustration of the price formula assuming no environmental adjustments is attached.)

                  Cintas stock closed Friday, January 8, 1999, at $72.00 per share. Using the formula, if Cintas stock averaged $72.00 during the 20-day measurement period and there were no environmental adjustments, then Unitog stock would be exchanged at $39.53 per share.

                  "This is a people-intensive business, and Cintas has some of the most professional people in the industry," said Randolph K. Rolf, Chairman, President and Chief Executive Officer of Unitog Company. "This combination merges the strengths of both of our companies. As Cintas continues to grow, they will need more good people, and part of their attraction to us was our associates."

                  The merger is subject to approval by regulatory authorities and Unitog stockholders, registration of Cintas common stock with the Securities and Exchange Commission and other customary closing conditions.

                  The merger will be described in detail in proxy materials, which are expected to be mailed to Unitog stockholders in February or March of 1999.

                  On Friday, January 8, 1999, the last sale price of Unitog stock of NASDAQ was $29.75 per share.

                  Unitog Company is a leading provider of high quality uniform rental services to a variety of industries and sells custom-designed uniforms primarily to national companies in connection with their corporate image programs. The Company manufactures substantially all of the uniforms it rents or sells.

FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This press release contains forward-looking statements that reflect the Company's current views with respect to future events involving the proposed merger with Cintas Corporation. These forward-looking statements are subject to certain risks and uncertainties